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SunTrust Bank
303 Peachtree NE, 26th Floor
Atlanta, Georgia 30308
Tel 404 588.8182
Fax 404.588.8100
March 11, 2008
Ms. June Krueger
Assistant Vice President
Wells Fargo Commercial Mortgage Servicing
1320 Willow Pass Road
Suite 210
Concord, California 94520
Re: Annual Compliance Statement for Commercial Mortgage Pass-Through Certificates Series 2007-IQ13
Dear Ms. Krueger:
As required by the Series 2007-IQ13 Primary Servicing Agreement, with respect to the period ending on
December 31, 2007, I have reviewed the activities of SunTrust during the preceding calendar year and its performance under this Agreement has been made under my supervision, and, to the best of my knowledge, based on such review, SunTrust has performed and fulfilled its dutie s, responsibilities and obligations under this Agreement in all material respects through such year except as disclosed in the Reg
AB letter (copy attached).
Sincerely,
By: /s/ Dorris R. Folsom
Name: Dorris R. Folsom
Title: Director

By: /s/ Candy Harwell
Name: Candy Harwell
Title: Vice President